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Exhibit 99
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AIRGAS   NEWS RELEASE


Investor Contact:                              Media Contact:
Melissa Nigro (610) 902-6206         James Ely (610) 902-6010
melissa.nigro@airgas.com                   jim.ely@airgas.com


For release:        Immediately


AIRGAS EXPECTS FISCAL FIRST QUARTER EPS TO EXCEED CONSENSUS ESTIMATES


RADNOR, PA - July 16, 2001 - Airgas, Inc. (NYSE: ARG) today

announced preliminary results for its fiscal first quarter

ended June 30, 2001.  Final results for the quarter will be

reported on July 24.


Airgas expects to announce net earnings of approximately $0.14 per diluted share versus consensus estimates of $0.13.  This estimate includes approximately $4 million, or $0.03 per

diluted share, of Project One costs, which is consistent with previous Company guidance.  Net earnings for the same quarter in the prior year were $0.15 per diluted share.  Earnings

before interest, taxes, depreciation and amortization (EBITDA)

for the quarter is expected to be $54 to $55 million before

Project One costs.  Excluding a divested business unit, EBITDA was $53 million in the first quarter of last year.


Total same-store sales for the quarter increased 2% compared to the prior year.  Same-store sales in the Distribution

segment were up 1%, reflecting a 9% increase for gases and

rent and a 5% decline in hardgoods.  Gas Operations segment

same-store sales increased 13%.

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The Company continued to generate strong cash flow allowing it to invest in growing the business and to produce significant free cash flow, which was used to reduce total indebtedness by

$16 million in the quarter and $137 million during the last

twelve months.



ABOUT AIRGAS, INC.


Airgas, Inc. is the largest U.S. distributor of industrial,

medical and specialty gases, welding, safety and related

products.  Its integrated network of 700 locations includes

branches, retail stores, gas fill plants, specialty gas labs,

production facilities and distribution centers.  Airgas also distributes its products and services through eBusiness,

catalog and telemarketing channels.  Its national scale and

strong local presence offers a competitive edge to its

diversified customer base.  For more information, please visit

www.airgas.com.



FORWARD-LOOKING STATEMENTS


This press release may contain statements that are

forward-looking, as that term is defined by the Private

Securities Litigation Reform Act of 1995 or by the

Securities and Exchange Commission in its rules,

regulations and releases. These statements include, but

are not limited to, statements regarding: expected

earnings per share, EBITDA and same-store sales.  Airgas

intends that such forward-looking statements be subject

to the safe harbors created thereby.  All forward-

looking statements are based on current expectations

regarding important risk factors and should not be

regarded as a representation by the Company or any other

person that the results expressed therein will be

achieved.  Important factors that could cause actual

results to differ materially from those contained in any

forward-looking statement include final consolidation

and review of financial statements and other factors

described in the Company's reports, including Form 10-K

dated March 31, 2001 filed by the Company with the

Securities and Exchange Commission.

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